As filed with the Securities and Exchange Commission on August 24, 2022

Registration No. 333-231808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RATTLER MIDSTREAM LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1404608 (I.R.S. Employer Identification No.)

500 West Texas Avenue Suite 1200 Midland, Texas 79701 (Address of Principal Executive Offices)	79701 (Zip Code)

Rattler Midstream LP Long Term Incentive Plan

(Full title of the plan)

Teresa L. Dick

Chief Financial Officer, Executive Vice President and Assistant Secretary

Rattler Midstream LP

515 Central Park Drive

Suite 500

Oklahoma City, Oklahoma 73105

(Name and address of agent for service)

(405) 463-6900

(Telephone number, including area code, of agent for service)

Copies to:

John Goodgame Lisa Hearn Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, TX 77002 (713) 220-8144

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 333-231808 (the “Registration Statement”), filed by Rattler Midstream LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “SEC”) on May 29, 2019, registering the issuance from time to time of 15,151,515 common units representing limited partner interests of the Partnership (“Common Units”) pursuant to the Rattler Midstream LP Long Term Incentive Plan.

On August 24, 2022, pursuant to the Agreement and Plan of Merger, dated as of May 15, 2022 (the “Merger Agreement”), by and among Diamondback Energy, Inc., a Delaware corporation (“Parent”), the Partnership, Bacchus Merger Sub Company, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Rattler Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership, each outstanding Common Unit, other than those held by Parent or any of its subsidiaries, was converted into the right to receive 0.113 of a share of Parent’s common stock, par value $0.01, and Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a limited partnership and wholly owned subsidiary of Parent.

In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on August 24, 2022.

RATTLER MIDSTREAM LP

By:	Rattler Midstream GP LLC, its general partner

By:	/s/ Teresa L. Dick
Name:	Teresa L. Dick
Title:	Chief Financial Officer, Executive Vice
President and Assistant Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.